Exhibit 10.1

SECOND AMENDMENT TO LEASE

THIS SECOND AMENDMENT TO LEASE (“Amendment”) is entered into effective as of November 29th, 2018, by and between 7725 RENO #1, L.L.C., an Oklahoma limited liability company (“Landlord”), and KAIROS GLOBAL TECHNOLOGY, INC., a Nevada corporation (“Tenant”).
A. Landlord and Tenant are parties to a Lease dated February 27, 2018, as amended by a First Amendment to Lease dated March 26, 2018 (collectively, the “Lease”), pursuant to which Landlord has leased to Tenant certain premises and improvements (the “Premises”) in the building commonly known as OKC10 located at 7725 W. Reno Avenue, Oklahoma City, Oklahoma.
B. Landlord and Tenant desire to further amend the Lease as set forth in this Amendment.  Terms not defined in this Amendment shall have the meanings given to them in the Lease.
NOW THEREFORE, for good and valuable consideration, the parties agree as follows:
1. Extension of Initial Term.  Section 2.1 of the Lease is amended to provide that the Initial Term of the Lease will end on August 15, 2019 (the “Expiration Date”), unless extended or terminated earlier as provided in this Amendment.
2. Adjustments to Rent.  Effective as of December 1, 2018, the monthly rent payable by Tenant under the Lease will be comprised of two components: (a) Base Rent, and (b) an electricity usage charge based on Tenant’s metered usage of electricity each month and the rate charged by OG&E (Landlord’s electricity service provider) for such month (the “Electricity Usage Charge”).
2.1 Base Rent.  Base Rent will continue to be due and payable in advance on the first day of each calendar month.  Commencing December 1, 2018, Tenant agrees to pay monthly Base Rent to Landlord in the following amounts:
December 2018	$235,000

January 2019	$230,000

February 2019 through August 15, 2019	$190,000/month

First Renewal Term (August 16, 2019-November 15, 2019)	$190,000/month

Second Renewal Term (November 16, 2019-February 15, 2020)	$190,000/month

The monthly Base Rent for any partial month at the beginning or end of the Term will be prorated based on the number of days in the partial month.

2.2 Electricity Usage Charge.  Commencing on December 1, 2018, and continuing on the first day of each month thereafter, Tenant agrees to pay an estimated Electricity Usage Charge to Landlord based on the following calculation:
60% of the total kWh usage in the previous month multiplied by the $/kWh as provided in table below for the current month for which the electrical usage charge is being paid.
Dec-18 $0.039	Jan-19 $0.039	Feb-19 $0.039	Mar-19 $0.039	Apr-19 $0.037	May-19 $0.038	Jun-19 $0.052	Jul-19 $0.068

Aug-19 $0.051	Sep-19 $0.047	Oct-19 $0.039	Nov-19 $0.039	Dec-19 $0.039	Jan-20 $0.039	Feb-20 $0.039

If Tenant increases its kWh usage at any period during the current month more than 125% of the previous month’s kWh usage, then Tenant shall immediately augment the estimated Electricity Charge payment to reflect 60% of the new higher kWh usage as described in the table above.  Tenant shall pay 100% of the electrical usage charge in advance for any usage that exceeds 10MW.  Except as otherwise provided in Paragraph 6 of this Amendment, Tenant must use (or pay for, if not actually used) a minimum of 4MW of electricity per month.  Tenant may use up to a maximum of 12MW of electricity per month.  When Tenant’s actual monthly metered usage of electricity is determined by Landlord, and in any event no later than thirty (30) days after the end of each month, Landlord will notify Tenant of its actual Electricity Usage Charge for the preceding month and the amount of any overpayment or underpayment by Tenant.  If the estimated Electricity Usage Charge exceeds the cost of Tenant’s actual metered usage of electricity for such month, the excess will be credited to Tenant’s account.  If the estimated Electricity Usage Charge paid by Tenant is less than the cost of Tenant’s actual metered usage of electricity for such month, Tenant shall pay the amount of the deficiency to Landlord within ten (10) days after receipt of a statement from Landlord for such underpayment.
3. Installation of Electrical Metering Devices.  Prior to December 1, 2018, Landlord will procure and install electrical metering devices to separately meter Tenant’s electricity usage.  Tenant agrees to reimburse Landlord for the costs of such metering devices, up to a maximum of $14,000, within ten (10) days after receipt of a statement from Landlord for such costs.  Any costs in excess of $14,000 shall be paid by Landlord.
4. Tenant’s Payment of Other Utility Expenses.  The first sentence in Section 9.1 of the Lease is amended to read as follows: “Tenant shall, at its own cost and expense, arrange and pay for all services and utilities (other than electrical and water usage, for which Tenant will pay the Electricity Usage Charge and water service which Tenant reimburses Landlord for usage) provided to the Premises during the Term, including gas, sewer service, cable service and telephone service.”

5. Renewal Options.  Section 32 of the Lease is deleted in its entirety and replaced with the following:
“Subject to the following terms and conditions, and provided that Tenant is not in default under this Lease beyond any applicable notice and cure period, Tenant shall have two options (each a “Renewal Option”) to extend the Lease Term for additional periods of three months each (each a “Renewal Term”).  Each Renewal Term will commence on the date immediately following the Expiration Date or the end of the immediately preceding Renewal Term, as applicable. Each Renewal Term will be on the same terms and conditions as the Initial Term.
At least three (3) months prior to the expiration of the Initial Term or the first Renewal Term, as applicable, Tenant shall give Landlord written notice (which may be given via email sent to the email notice address specified by Landlord) of its intent to exercise the applicable Renewal Option.”
6. Early Termination Option.  During the last three months of the Initial Term and during any Renewal Term, provided no Event of Default exists and is continuing at the time Tenant exercises its option, Tenant will have the option to terminate this Lease prior to the end of the Initial Term or the applicable Renewal Term (“Termination Option”) by giving Landlord written notice (which may be given via email sent to the email notice address specified by Landlord) of Tenant’s intent to exercise its Termination Option (the “Termination Notice”) and specifying the date on which the Lease will terminate (the “Early Termination Date”).  After exercising its Termination Option, Tenant will no longer be obligated to use (or to pay for if not used) a minimum of 4MW of electrical power per month; however, Tenant may still use up to 12MW of power per month through the Early Termination Date if Tenant desires to do so.  As consideration for the Termination Option, Tenant must pay all Base Rent due under the Lease through the end of the Initial Term or Renewal Term, as applicable, and must pay for all electricity actually used by Tenant through the Early Termination Date.
7. No Right of First Refusal.  The right of first refusal granted to Tenant in Section 31.9 of the Lease is hereby terminated and deleted in its entirety and shall be of no further force or effect.
8. Sharing of Metering Data.  Landlord shall provide Tenant source data for the electrical metering equipment and, if possible, with real-time or near real-time electrical metering data in a standardized structured format, either through an API interface to the metering software, or through a unique user log-in presentation interface.
9. Deposit.  Landlord will continue to hold Tenant’s original deposit of $334,040 and Tenant’s additional deposit of $334,040 (collectively, the “Deposit”) to secure Tenant’s performance of its obligations under the Lease as provided in Section 5 of the Lease.
10.         No Further Options to Increase Available Power.  As provided in the First Amendment to the Lease, Landlord installed additional electrical transforming equipment to increase the electrical power available for Tenant’s use from 6MW to 12 MW.  Tenant acknowledges and agrees that it will have no further options under Section 4.3 of the Lease to increase the electrical power available to the Premises above 12MW.

11. Ratification of Lease.  Except as modified by this Amendment, the Lease is hereby ratified and shall remain in full force and effect in accordance with its terms.
12. Guarantor’s Consent to Amendment and Ratification of Guaranty.  Riot Blockchain, Inc. (“Guarantor”) consents to this Amendment to the Lease, and confirms that its guaranty of payment as set forth in Section 33 of the Lease shall continue to be binding on Guarantor and its successor and assigns, and shall inure to the benefit of Landlord and its successors and assigns.
13. Counterparts.  This Amendment may be executed in counterparts, each of which shall be deemed an original and all of such counterparts together shall constitute one and the same Amendment.
[signatures follow]

IN WITNESS WHEREOF, Landlord and Tenant have executed this Amendment as of the day and year first set forth above.
LANDLORD:	7725 Reno # 1, LLC, an Oklahoma limited liability company

	By:	/s/ Terryl Zerby
Name: Terryl Zerby
Title: Manager

TENANT:	Kairos Global Technology, Inc., a Nevada corporation

	By:	/s/ Christopher Ensey
Name: Christopher Ensey
Title: Interim CEO Riot Blockchain

As to Section 10 of this Amendment:

GUARANTOR:	Riot Blockchain, Inc.,

	By:	/s/ Christopher Ensey
Name: Christopher Ensey
Title: Interim CEO Riot Blockchain